Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BETWEEN

ACELYRIN, INC.,

WH2, LLC

AND

TENET MEDICINES, INC.

DATED AS OF

January 4, 2024

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 4, 2024, is made by and between Tenet Medicines, Inc., a Delaware corporation (“Buyer”), ACELYRIN, INC., a Delaware corporation (“Parent”), and WH2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“WH2”, and together with Parent, “Seller”).

WHEREAS, Seller obtained rights to Budoprutug (as defined below) as a result of its acquisition of ValenzaBio, Inc., a Delaware corporation, in January 2023, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 20, 2022, by and among Parent, WH1, Inc., a Delaware corporation, WH2, ValenzaBio, Inc. and Shareholder Representative Services LLC, a Colorado limited liability company;

WHEREAS, Buyer desires to obtain rights to Budoprutug in order to progress development and commercialization efforts relating to Products (as defined herein); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to (a) purchase (or cause its Affiliates to purchase) from Seller the Transferred Assets (as defined herein) and (b) assume (or cause its Affiliates to assume) the Assumed Liabilities (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” means either [***], or if each such firm is unable or unwilling to act, another nationally recognized independent (as to Buyer and Seller) accounting firm reasonably acceptable to Buyer and Seller.

“Accounting Standards” means, with respect to a Selling Party and the calculation of Net Sales for the purposes of this Agreement, United States generally accepted accounting principles or International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case, which are currently used at the relevant time and consistently applied by the applicable Selling Party.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person, but for only so long as such control exists (and for this purpose, the term “control” means (a) the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise; or (b) the direct or indirect ownership of more than fifty percent (50%) of the voting share or other equity interest in a Person (and the terms controlling and controlled have meanings correlative to the foregoing)).

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology Schedule” has the meaning set forth in Section 7.4(d).

“Allocation Statement” has the meaning set forth in Section 7.4(d).

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Confidentiality Agreement, Transition Services Agreement and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A and executed concurrently with the execution and delivery of this Agreement, to effect the assignment of the Transferred Assets as contemplated by this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” means a Bill of Sale, substantially in the form attached hereto as Exhibit B and executed concurrently with the execution and delivery of this Agreement to transfer the Transferred Assets to Buyer as contemplated by this Agreement.

“Biosimilar Competition” shall mean, with respect to a Product in a jurisdiction and a Calendar Quarter, that [***]

“Biosimilar Product” shall mean, with respect to a Product sold by or on behalf of a Party (or its Affiliates or sublicensees) in a jurisdiction, any pharmaceutical/biologic product that: (a) is sold in such jurisdiction under an independent marketing authorization by a Third Party that is not a sublicensee of such Party or its Affiliates and did not purchase or acquire such product in a chain of distribution that included a Party or any of its Affiliates or sublicensees; and (b) has received such marketing authorization as a “generic medicinal product,” “biosimilar,” “bioequivalent,” “similar biological medicinal product,” or similar designation by the applicable Regulatory Authority in such jurisdiction, pursuant to an approval process in accordance with the then-current rules and regulations in such jurisdiction, whereby the “reference medicinal product,” “reference listed product” or similar designation used in such marketing authorization in such jurisdiction relies upon or references such Product as the reference product, including through the pathway under Section 505(b)(2) of the FFDCA or Section 505(j) of the FFDCA (or similar pathways outside the U.S.).

“BLA” means a Biologics License Application (as more fully defined in 42 U.S.C. § 262, 21 C.F.R. § 601.2(a), as amended from time to time) submitted to the FDA, or any foreign counterpart to the foregoing filed with any Regulatory Authority outside of the United States, in each case, including all amendments and supplements thereto.

“Budoprutug” means (a) the compound known as of the Closing Date as SLRN119, or (b) any compound that: (i) falls within the scope of one or more Valid Claims of any of the Royalty-Bearing Patents in the relevant country or territory; and/or (ii) has been developed using or incorporating any part of the Licensed Rights (as such term is defined in the CRT Agreement) or the Owned Intellectual Property, and any [***] of any compound in (a) or (b).

“Business” means the pre-clinical and clinical development, manufacture and commercialization of Budoprutug as conducted by Seller and its Affiliates immediately prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are permitted or required to close by applicable Law.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties made in Section 6.1, Section 6.2, Section 6.3(ii) and Section 6.7.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Calendar Quarter” means the three (3)-month period commencing on January 1, April 1, July 1, and October 1 during a given Calendar Year (defined below).

“Calendar Year” means the twelve (12)-month period commencing on January 1 and ending on December 31 of a given year, except that the first Calendar Year for purposes of Section 3.3 shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs, and the last Calendar Year for purposes of Section 3.3 shall commence on January 1 of the last year of the Royalty Term and end upon the last day of the Royalty Term.

“Clinical Trial” shall mean a human clinical trial of a drug candidate or pharmaceutical or biologic product, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, any study incorporating more than one of these phases (including a Pivotal Clinical Trial), or any human clinical trial commenced after marketing approval.

“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1(a)(i).

“Code” means the United States Internal Revenue Code of 1986.

“Combination Product” means a Product that contains Budoprutug as an active ingredient and includes at least one additional active therapeutic ingredient other than Budoprutug (each, an “Other Active”), either as a fixed dose combination, co-formulated product or sold in a single package or container, or otherwise co-prescribed or bundled as a single unit, and sold for a single price. [***]

“Commercial Milestone” has the meaning set forth in Section 3.2(b).

“Commercial Milestone Payment” has the meaning set forth in Section 3.2(b).

“Commercially Reasonable Efforts” means that level of efforts and resources commonly dedicated by [***] carrying out similar activities for development or commercialization of a product of similar commercial potential at a similar stage in its development or lifecycle, in each case taking into account issues of safety and efficacy, Intellectual Property coverage, stage of development, product profile, competitiveness of the marketplace, supply chain, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved and amounts payable to Third Party licensors of Patents [***]

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contract” means any legally binding contract, subcontracts, agreement, instrument, lease, license, commitment, sales and purchase orders, and other instruments, arrangements or understandings of any kind, together with amendments, modifications and supplements thereto.

“Control” means, with respect to any document, information, material or Intellectual Property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to sell, transfer or assign or grant a license, sublicense or other right (including the right to reference any regulatory documentation) to or under such document, information, material, or Intellectual Property right to the extent permitted under applicable Law and as provided for herein without violating the terms of any agreement or other Contract with any Third Party.

“Covers” means, with respect to a particular subject matter at issue and a relevant Patent and a composition of matter, article or method (including methods of use and methods of manufacture), such as a referenced product, activity or service, that such Patent would be infringed or misappropriated by the unauthorized making, use, sale, offer for sale, sale, copying, distribution, display, practice, performance, import, export, lease or other disposition, of such composition of matter, article or method.

“CRE Milestones” means the Development Milestones set forth in Sections 3.2(a)(i), (iii) and (v).

“CRT” means Cancer Research Technology Limited.

“CRT Agreement” means that certain License Agreement between ValenzaBio, Inc. and CRT, dated February 27, 2020 (as amended on January 11, 2021 and further amended on November 17, 2023 and assumed by WH2).

“Development Milestone” has the meaning set forth in Section 3.2(a).

“Development Milestone Payment” has the meaning set forth in Section 3.2(a).

“Dollars” means U.S. dollars.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge restriction or encumbrance of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 5.2.

“European Major Market” means each of the [***].

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” has the meaning set forth in Section 2.2(b)(viii).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Expert” has the meaning set forth in the definition of “Net Sales” in this Section 1.1.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.

“First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value for use or consumption by the Third Party end user of such Product in such country after all Regulatory Approvals for the sale of such Product in such Country have been granted by the applicable Regulatory Authority or Governmental Authority of such Country. Sales prior to receipt of all Regulatory Approvals for such Product in such Country, such as so called “treatment IND sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

[***] means [***]

[***] means [***]

[***] means [***]

[***] means [***]

[***] means [***]

[***] means [***]

[***] means [***]

“Fraud” means, with respect to any Person, intentional common law fraud under Delaware Law in the making of one or more of the representations and warranties set forth in this Agreement or any Ancillary Agreement.

“Governmental Authority” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, including Regulatory Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Inbound Licenses” has the meaning set forth in Section 5.13(e).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indication” means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which Regulatory Approval is required.

“Intellectual Property” means (a) Patents; (b) Know-How; (c) works of authorship, copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) software and database rights; (f) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (g) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“IRS” means the United States Internal Revenue Service.

“Know-How” means technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data.

“Knowledge” of Buyer means all such facts, circumstances or other information, of which William Bonificio, Stephen Thomas or Tatyana Touzova is actually aware or would reasonably be expected to have become aware after (and assuming) a due inquiry under the circumstances.

“Knowledge” of Seller means all such facts, circumstances or other information, of which the applicable Person listed on Schedule 1.1 of the Seller Schedules is actually aware or would reasonably be expected to have become aware after (and assuming) a due inquiry under the circumstances.

“Law” means any applicable law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority.

“Letter of Interest” means that certain Letter of Interest, dated as of September 22, 2023, by and between WDB, LLC, a Delaware limited liability company, and Seller, as amended, which was assigned from WDB, LLC to Buyer on November 21, 2023.

“Liability” means any debt, liability, claim, expense, Tax, commitment or obligation of whatever kind, whether known or unknown, direct or indirect, accrued or fixed, absolute or contingent, due or to become due, matured or not or determined or determinable, vested or unvested, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property that is Controlled, but not owned (in whole or in part) by Seller or any of its Affiliates.

“Losses” means any and all damages, losses, Liabilities, Taxes, judgments, settlements, awards, fines, fees, charges, penalties, costs and expenses suffered or incurred and paid (including reasonable legal fees and expenses incurred in investigating and/or prosecuting any claim for indemnification); provided, that “Losses” shall not include any unforeseeable, consequential or expectation damages or exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a Third Party in connection with a Third Party claim).

“MAA” means a marketing authorization application or equivalent application (including a “New Drug Application” as defined in the FFDCA), and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

“Medpace MSA” means that certain [***].

“Medpace Prepayment Amount” means a cash amount equal to [***] paid by Seller to Medpace, Inc. in connection with the Medpace MSA.

“Milestone Parties” means, collectively, (a) Buyer, its Affiliates and/or its or their respective partners, licensees, sublicensees, agents or Representatives, (b) any other Person who is granted, receives or otherwise is transferred rights for the development, Regulatory Approval or commercialization of Products (in whole or in part), (c) any other Person that has been delegated responsibility for achieving the Milestone or for the development, Regulatory Approval or commercialization of any Product (in whole or in part), and (d) any assignees and successors of any of the foregoing (a) through (c) (each, a “Milestone Party”).

“Milestone Payment Shortfall” has the meaning set forth in Section 3.8(c).

“Milestone Payments” has the meaning set forth in Section 3.2(b).

“Milestone Update Report” has the meaning set forth in Section 3.9(c).

“Milestones” has the meaning set forth in Section 3.2(b).

“Negotiation Period” has the meaning set forth in Section 3.6(a).

“Net Sales” means, with respect to Products, the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Buyer or any Milestone Party (each, a “Selling Party”) to Third Parties (including wholesalers or distributors) in bona fide arm’s length transactions, less the following deductions in each case related specifically to the Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to the Selling Party determined in each case in accordance with U.S. GAAP (or such Third Party’s applicable accounting standards), in each case documented:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Net Sales will be calculated on an accrual basis, in a manner consistent with Accounting Standards. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance Accounting Standards, and Net Sales and related payments under this Agreement shall be reconciled as appropriate. [***]

If a Product is a Combination Product in a country, the Net Sales for such Combination Product in such country shall be calculated as follows:

(a)

If both (x) a product containing Budoprutug as its sole active ingredient (the “Mono Product”), and (y) the Other Active, are each sold separately in such country in the same dosage and form and in the same country as the Combination Product during the applicable reporting period, then Net Sales for the Combination Product shall be calculated by [***]

(b)

If both the Mono Product or Other Active(s) in the Combination Product are sold separately in such country, but not at an equivalent dosage or form as contained in the Combination Product, then the price when sold separately shall be adjusted [***]

(c)

If a Selling Party separately sells in such country the Mono Product but does not separately sell in such country products containing as their sole active ingredients the Other Actives in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by [***]

(d)	If neither the Product nor the Other Active(s) were sold separately in such country during the applicable reporting period at any dosage strength, then Net Sales will be calculated by [***]

“Noncompetition Waivers” means the Noncompetition Waivers, substantially in the form attached hereto as Exhibit D and executed concurrently with the execution and delivery of this Agreement.

“Non-Transferable Asset” has the meaning set forth in Section 2.4.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

“Owned Intellectual Property” has the meaning set forth in Section 2.2(a)(vii).

“Owned Product Intellectual Property” means Product Intellectual Property that is owned or purported to be owned by Seller or its Affiliates.

“Parent” has the meaning set forth in the preamble.

“Party” or “Parties” means the parties to this Agreement.

“Patents” means patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, in all instances including the United States and all foreign equivalents anywhere throughout the world.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Authority, including Regulatory Approvals.

“Permitted Encumbrances” means: (i) [***] (ii) [***] and (iii) [***]

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Phase 1 Clinical Trial” means a human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. § 312.21(a), regardless of where such trial is conducted and regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 1” trial (or otherwise).

“Phase 2 Clinical Trial” means a human clinical trial of a Product that would satisfy the requirements of U.S. 21 C.F.R. Part § 312.21(b), regardless of where such trial is conducted and regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 2” trial (or otherwise).

“Phase 3 Clinical Trial” means a human clinical trial of a Product that would satisfy the requirements of U.S. 21 C.F.R. Part § 312.21(c), regardless of where such trial is conducted and regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3” trial (or otherwise).

“Pivotal Clinical Trial” means (a) a Phase 3 Clinical Trial, or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to an agreement with or statement from the FDA or the EMA on a ‘Special Protocol Assessment’ or equivalent or other guidance or minutes issued by the FDA or EMA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in a BLA submission or supplemental BLA submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a Clinical Trial does not constitute a Pivotal Clinical Trial at the time of dosing of the first subject in such Clinical Trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in a BLA submission, then, for purposes of this Agreement, “dosing of first subject” in such Clinical Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

“Prepayment Amounts” means the ProBioGen Prepayment Amount and the Medpace Prepayment Amount.

“ProBioGen Prepayment Amount” means a cash amount equal to [***] paid by Seller to ProBioGen AG in connection with [***].

“Proceeding” means any civil, criminal, judicial, administrative or arbitral actions, suits, hearings, litigation, proceedings (public or private), claims, investigations by or before a Governmental Authority, arbitrator, mediator or expert.

“Product” means any biopharmaceutical product that incorporates or comprises Budoprutug, in any form, formulation or route of administration, and for use in any Indication, including any Combination Product, the manufacture, use, offer for sale, sale, or importation of which would, but for the Royalty-Bearing Patents, infringe a Valid Claim. Each formulation or dosage form, but not dosage amounts within that formulation or dosage form, shall be considered a separate Product.

“Product Intellectual Property” means the Intellectual Property Controlled by Seller that is necessary for, or specifically relates to, the development, manufacture, use, commercialization or other exploitation of the Product. All Product Intellectual Property existing as of the Closing Date is listed on Schedule 5.13(a) of the Seller Schedules.

“Public Offering” has the meaning set forth in Section 3.6(a).

“Purchase Price” has the meaning set forth in Section 3.1(a)(iv).

“Records” has the meaning set forth in Section 2.2(a)(ii).

“Referee” has the meaning set forth in Section 3.6(b).

“Registered Intellectual Property” has the meaning set forth in Section 5.13(a).

“Regulatory Approval” means with respect to Product in the applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other authorizations of or recognized by the applicable Regulatory Authority necessary to conduct Clinical Trials of, commercially manufacture, distribute, market, sell and/or use such Product in such regulatory jurisdiction in accordance with applicable Law (including NDAs, INDs, 510(k)s, 505(b)(2)s or their foreign equivalents, including where required for commercial sale, pricing and reimbursement approvals, pre- and post-approval marketing authorizations, labeling approvals and all supplements and amendments thereto).

“Regulatory Authority” means any applicable supranational, federal, foreign, national, regional, state, provincial, local or municipal regulatory agencies, departments, bureaus, commissions, councils or other Governmental Authority (including the FDA) and EMA regulating or otherwise exercising authority over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, having regulatory jurisdiction over the manufacture, distribution, and sale of pharmaceutical products in the Territory, and any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, any market protection, exclusive marketing rights or data exclusivity rights, other than Patent protection, conferred by any Regulatory Authority in such country or other jurisdiction with respect to a Product that prevents (a) such Regulatory Authority from granting any Regulatory Approval of a Third Party product in such country or other jurisdiction that is the same as or substantially identical to the amino acid sequence of such biologic product, or (b) any Third Party from making a cross reference to data regarding such Product held by such Regulatory Authority, including orphan drug exclusivity, new chemical entity exclusivity, new use or Indication exclusivity, new formulation exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under Section 351 of the Public Health Service Act, 42 U.S.C. §262, as amended, or the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. §355), as amended, or in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions.

“Releasee” has the meaning set forth in Section 9.16.

“Releasor” has the meaning set forth in Section 9.16.

“Representatives” means the directors, officers, employees, agents, or advisors (including attorneys, accountants, investment bankers, financial advisers and other consultants and advisors) of the specified Party hereto.

“Repurchase Price” has the meaning set forth in Section 3.6(b).

“Restricted Individual” has the meaning set forth in Section 7.6(a).

“Restricted Period” has the meaning set forth in Section 7.6(a).

“ROFN Notice” has the meaning set forth in Section 3.6(a).

“ROFN Period” has the meaning set forth in Section 3.6(a).

“ROFN Transaction” has the meaning set forth in Section 3.6(a).

“Royalty-Bearing Patent” means (a) [***] and (b) [***]

“Royalty Payments” means the payments Buyer is required to make to Seller pursuant to Section 3.3.

“Royalty Report” has the meaning set forth in Section 3.7.

“Royalty Term” has the meaning set forth in Section 3.3(b).

[***] means [***]

[***] means [***]

“Second Indication Phase 2 Initiation” means the first dosing of the first patient with a Product in a Phase 2 Clinical Trial with respect to the second Indication, regardless of where such clinical trial is conducted.

“Second Indication Pivotal Clinical Trial Initiation” means the first dosing of the first patient with a Product in a Pivotal Clinical Trial with respect to the second Indication, regardless of where such clinical trial is conducted.

[***] means [***]

“Seller” has the meaning set forth in the preamble.

“Seller Dispute Notice” has the meaning set forth in Section 3.6(b).

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer, as supplemented or amended in accordance with this Agreement, which forms a part of this Agreement.

“Seller Taxes” means (i) any Liability of Seller for Taxes (including any Liability of Seller for the unpaid Taxes of any other Person as a transferee or successor, by Contract, or otherwise and including, for avoidance of doubt, any Taxes in respect of any prepaid amount received by Seller prior to the Closing) and (ii) any Taxes arising as a result of the operation of the Business or the ownership, lease or operation of the Transferred Assets before the Closing, including Taxes allocated to the portion of a Straddle Period ending on (and including) the Closing Date, as determined under Section 7.4(c)(ii) but excluding, for the avoidance of doubt, any Transfer Taxes.

“Senior Executives” means, with respect to Seller, the [***] and with respect to Buyer, the [***].

“Specified CRE Breach” has the meaning set forth in Section 3.6(a).

“Straddle Period” means, in respect of any property or similar ad valorem Taxes, any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Sublicense” means the entry by Buyer into any agreement with a Third Party, pursuant to which Buyer (or any Affiliate) grants to a Third Party (including any Triggering Sublicensee) a license or other rights (including any option to license or sublicense) under the Intellectual Property included in the Transferred Assets to develop, manufacture or commercialize Products; provided that a Sublicense shall exclude any such agreement entered into by Buyer or its Affiliates with a Third Party subcontractor that is solely performing services for or on behalf of Buyer or its Affiliates in connection with Buyer’s exploitation of Products.

“Sublicense Income” means [***] received by Buyer or its Affiliates as consideration for the grant of a Sublicense, and excluding any amounts paid to Buyer or its Affiliates by such Third Party as:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

No other deductions or reductions will be permitted. Sublicense Income shall not be calculated on amounts received under sublicenses granted to an Affiliate of Buyer where such Affiliate is conducting research, development, manufacture or commercialization of Product solely for or on behalf of, or instead of, the Buyer (or its shareholders), provided that any further sublicenses granted by such Affiliate to any Third Party (the “Triggering Sublicensee”) shall be subject to the requirement that such Affiliate pay Sublicense Income to Seller under Section 3.4, as though Seller had entered directly into such sublicense with such Triggering Sublicensee.

“Tax(es)” means all U.S. federal, state, and local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions, and liabilities of any kind whatsoever in the nature of taxes, including income, gross receipts, profits, franchise, license, registration, capital stock, sales, use, value added, ad valorem, property, transfer, stamp, payroll, employment, occupation, severance, unemployment, social security, excise, recapture, premium, alternative, estimated, customs, and withholding taxes, together with all interest, penalties, and additions with respect thereto.

“Tax Contest” means any Tax audit, claim, dispute, examination, investigation, or other Proceeding in respect of Tax matters.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund, and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to Taxes or filed or required to be filed with any Governmental Authority.

“Territory” means worldwide.

[***] means [***]

“Third Party” means any Person, other than the Parties and their Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Consents” has the meaning set forth in Section 4.2(g).

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transaction Dispute” has the meaning set forth in Section 9.11(a).

“Transfer Taxes” has the meaning set forth in Section 7.4(b).

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Contracts” has the meaning set forth in Section 2.2(a)(i).

“Transferred Records” has the meaning set forth in Section 2.2(a)(ii).

“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(v).

“Transition Services Agreement” means a Transition Services Agreement, in the form attached hereto as Exhibit C and executed concurrently with the execution and delivery of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America.

“U.S. GAAP” means U. S. Generally Accepted Accounting Principles.

“Valid Claim” means (a) a claim of any issued and unexpired Royalty-Bearing Patent (but not a patent application, which is addressed in subpart (b)) whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, Governmental Authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (b) a claim of a pending patent application included within the Royalty-Bearing Patents that was filed and is being prosecuted in good faith and has not been abandoned, finally rejected, or finally disallowed without the possibility of appeal or refiling of the application; provided that such pending application has not been pending for more than five (5) years after the filing date for such application.

“WH2” has the meaning set forth in the preamble.

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement.

“Withholding Agent” has the meaning set forth in Section 3.5.

ARTICLE II

SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1. Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, at the Closing, Seller and its Affiliates shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and its Affiliates all right, title and interest of Seller and its Affiliates in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2. Transferred Assets; Excluded Assets.

(a) The term “Transferred Assets” means only the following assets of Seller and its Affiliates, but in any event excluding the Excluded Assets:

(i) the Contracts listed in Schedule 2.2(a)(i) of the Seller Schedules, which are solely used or held for use in the conduct of the Business (the “Transferred Contracts”);

(ii) copies of books and records, including manufacturing and analytical Know-How, methods and records utilized by Seller and its Affiliates in the development and manufacture of Budoprutug or otherwise utilized in the Business, data, specifications, batch records, and life cycle management data, and scientific records and files (including laboratory notebooks and invention disclosures) (collectively, “Records”), in each case, solely and specifically related to the Business other than any Excluded Assets (collectively, the “Transferred Records”);

(iii) copies of material Tax Returns and other Tax books and records, workpapers, and correspondences to the extent related solely to the Business or the Transferred Assets (excluding, for the avoidance of doubt, Parent’s income Tax Returns and any other Tax books and records not solely related to the Business or the Transferred Assets);

(iv) all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands exclusively related to the Business or Budoprutug (other than rights to refunds for Taxes);

(v) all (A) applications, submissions, registrations, or notifications submitted to a Regulatory Authority for the purpose of obtaining, updating or maintaining any Regulatory Approval, in each case including any investigational medicinal product dossier solely and specifically relating to the Business, including Budoprutug, (B) correspondence with or to Regulatory Authorities (including Regulatory Approval letters, and official contact reports with any Regulatory Authorities prior to obtaining any such Regulatory Approvals) solely and specifically related to the assets described in clause (A) above, (C) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports, and investigations of adverse drug experience or reaction reports, in each case, solely and specifically related to the Business, including Budoprutug, (D) clinical and non-clinical files, studies, reports and other documents or data, including all Clinical Trial applications and foreign equivalents, contained or referenced in or supporting any of the assets described in clause (A) above, in each case, that were acquired, developed, compiled, collected or generated by Seller or by any Third Party on behalf of Seller, in each case, that are solely and specifically related to the Business, including Budoprutug, (E) all Regulatory Approvals for the Business, including Budoprutug, and (F) all regulatory or legal rights in any of (A)-(E) (the “Transferred Regulatory Documentation”);

(vi) all Permits used or held for use solely and specifically for the conduct of the Business, to the extent transferable;

(vii) the Owned Product Intellectual Property set forth on Schedule 2.2(a)(vii) of the Seller Schedules (the “Owned Intellectual Property”), which includes Intellectual Property rights in both the Transferred Records and the Transferred Regulatory Documentation;

(viii) the tangible assets of Seller that solely and specifically relate to the Business, including any materials, assays or manufacturing runs, and that are set forth on Schedule 2.2(a)(viii) of the Seller Schedules, but in any event excluding any personal property or equipment described in Section 2.2(b)(i);

(ix) all Non-Transferable Assets that are subsequently assigned or transferred pursuant to Section 2.4; and

(x) all goodwill associated with any of the assets described in the foregoing clauses (i) – (ix).

(b) Notwithstanding anything to the contrary set forth in Section 2.2(a), the “Transferred Assets” shall not include the following assets, rights or interests of Seller or any of its Affiliates (collectively, the “Excluded Assets”):

(i) all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers and mobile devices) used by any employees of Seller in the conduct of the Business;

(ii) Records that are not solely and specifically related to the Business, including: (A) personnel records, (B) Records to the extent relating to any Excluded Liability, (C) Records (including accounting Records and Tax Returns) to the extent relating to Taxes paid or payable by Seller or its Affiliates and not solely related to the Business or the Transferred Assets and all financial Records relating to the conduct of the Business that form part of Seller’s general ledger or otherwise constitute accounting Records, (D) file copies of the Records retained by Seller, (E) personnel notes, and (F) all privileged materials not transferred to Buyer;

(iii) all cash and cash equivalents;

(iv) all rights of Seller or its Affiliates to any refunds under any Transferred Contract arising prior to the Closing;

(v) all rights of Seller or its Affiliates under this Agreement and the other Transaction Agreements;

(vi) all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(vii) all electronic email except such email that is encompassed in Transferred Records or Transferred Regulatory Documentation;

(viii) all Contracts other than the Transferred Contracts (“Excluded Contracts”);

(ix) all records and reports prepared or received by Seller or its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including (A) all analyses relating to the Business or Buyer so prepared or received; (B) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and (C) all bids and expressions of interest received from Third Parties with respect to the Business;

(x) Non-Transferable Assets, subject to Section 2.4;

(xi) any claims for Tax refunds, Tax credits, and all Tax attributes of Seller or its Affiliates; and

(xii) all computer hardware and networks owned by Seller or its Affiliates.

Section 2.3. Assumption of Certain Liabilities and Obligations.

(a) On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, effective as of the Closing, Buyer shall assume, become responsible for, and thereafter timely pay, perform and otherwise discharge, in accordance with their respective terms, only the following Liabilities, and in each case, no other Liabilities (collectively, the “Assumed Liabilities”):

(i) all Liabilities, other than Seller Taxes and the Liabilities set forth on Schedule 5.16 of the Seller Schedules, arising from any Governmental Authority action or notification filed by a Governmental Authority related to or arising out of the Business, whether initiated before or after the Closing;

(ii) all Liabilities arising under the Transferred Contracts (including all Liabilities relating to a material breach of or default under any Transferred Contract by Seller) prior to the Closing Date, whether they arise or are to be performed or completed before or after the Closing, but excluding the Liabilities set forth on Schedule 5.16 of the Seller Schedules; and

(iii) all other Liabilities solely to the extent relating to Buyer’s conduct of the Business or Buyer’s ownership, lease or operation of the Transferred Assets after the Closing.

(b) Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller, including the following (collectively, the “Excluded Liabilities”), and the Excluded Liabilities shall remain the sole responsibility of and be retained, paid, performed and discharged solely by Seller:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

(vii)	[***]

Section 2.4. Assignment of Certain Transferred Assets. Notwithstanding the foregoing, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfil its obligations under the Transaction Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law (each, a “Non-Transferable Asset”); provided, however, that for [***] after the Closing, Seller and Buyer shall use all commercially reasonable efforts and cooperate with each other to obtain any such consent, authorization or approval (following Seller’s receipt of any such consent, authorization or approval, Seller shall promptly assign or transfer to Buyer the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement). At the request of Buyer, Seller, to the fullest extent permitted by applicable Law, shall enter into such pass-through agreements or arrangements with Buyer regarding any Non-Transferable Asset for which such consent, authorization or approval has not been obtained as may be necessary to afford Buyer or any Affiliate of Buyer with the benefits of such Non-Transferable Asset as if Buyer or any such Affiliate were the contract party thereto or the assignee thereof. Schedule 2.4 of the Seller Schedules sets forth a list of the Non-Transferable Assets known to Seller as of the date hereof.

Section 2.5. Delivery. On or promptly following the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as applicable, all of the Transferred Assets (other than any Non-Transferable Assets), which shall be delivered to Buyer in the form and to the location mutually agreed between Buyer and Seller on the Closing Date at Buyer’s sole cost and expense.

ARTICLE III

PURCHASE PRICE

Section 3.1. Purchase Price.

(a) In consideration for the Transferred Assets, Buyer shall pay to Seller:

(i) at Closing, a cash amount equal to Seven Million Two Hundred Sixty Four Thousand Eight Hundred Seventy Seven Dollars ($7,264,877) (the “Closing Payment”), which Closing Payment includes the Prepayment Amounts; plus

(ii) the Milestone Payments as further described below; plus

(iii) the Sublicense Income payments as further described below; plus

(iv) the Royalty Payments as further described below (such sum of ((a)-(d)), the “Purchase Price”).

(b) If Seller receives any portion of any Prepayment Amount after the Closing Date from ProBioGen AG, Medpace, Inc. or its successors or assigns, as applicable, Seller shall, [***] of Seller’s receipt thereof, pay any such amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing. Seller and Buyer agree to treat any such payment by Seller to Buyer as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes, except to the extent otherwise required by applicable Law.

(c) Seller shall deliver to Buyer a copy of the final reconciliation from Medpace, Inc. with respect to the cash amount paid by Seller to Medpace, Inc. in connection with the Medpace MSA within [***] of the receipt thereof. If the amount set forth in such final reconciliation is greater than the Medpace Prepayment Amount, Buyer shall pay such excess to Seller by wire transfer of immediately available funds to an account designated by Seller in writing [***] of receipt of such final reconciliation. If the amount set forth in such final statement is less than the Medpace Prepayment Amount, Seller shall pay such excess to Buyer pursuant to the procedures set forth in Section 3.1(b).

Section 3.2. Milestone Payments.

(a) Development Milestones. Buyer shall pay by wire transfer of immediately available funds to an account or accounts designated in advance by Seller (which payments shall not be creditable against any other obligations of Buyer hereunder) the one-time, non-refundable payment (each such payment, a “Development Milestone Payment”) for each of the milestone events set forth in this Section 3.2(a) upon the first achievement of the applicable milestone (each, a “Development Milestone”), whether the Development Milestone is achieved by Buyer or any other Milestone Party, or any Third Party acting on behalf of Buyer or the Milestone Parties. The Development Milestone Payments are set forth below:

(i)	Upon achievement of [***];

(ii)	Upon achievement of [***];

(iii)	Upon achievement of [***];

(iv)	Upon achievement of [***];

(v)	Upon achievement of [***];

(vi)	Upon achievement of [***];

(vii)	Upon achievement of [***]; and

(viii)	Upon achievement of [***].

Buyer shall provide Seller with written notice within [***] after the achievement of the corresponding Development Milestone and the corresponding Development Milestone Payment shall be made by Buyer to Seller within [***] after the achievement of the corresponding Development Milestone. [***] For clarity, (x) the Development Milestones set forth in subclauses (ii), (iv), (vi) and (viii)] for [***] and (y) if a Development Milestone Payment set forth in this Section 3.2(a) for a Product becomes due before an earlier listed Development Milestone Payment for such Product, then the earlier listed Development Milestone Payment shall become payable upon the achievement of the later listed Development Milestone. The maximum aggregate Development Milestone Payments owed to Seller, if all possible Development Milestones are achieved, is [***]

(b) Commercial Milestones. Buyer shall pay by wire transfer of immediately available funds to an account or accounts designated in advance by Seller the one-time, non-creditable, non-refundable milestone payment (each, a “Commercial Milestone Payment,” and together with the Development Milestone Payments, the “Milestone Payments”) for each of the milestone events set forth in this Section 3.2(b) upon the first achievement of the applicable milestone regardless of the number of times such event is achieved (each, a “Commercial Milestone,” and together with the Development Milestones, the “Milestones”), whether the Commercial Milestone is achieved by Buyer or the Milestone Parties, or any Third Party acting on behalf of Buyer or the Milestone Parties. Payment for each of the Commercial Milestones shall be made only once, with respect to cumulative aggregate worldwide Net Sales of all Products. The Commercial Milestone Payments are set forth below:

(i)	Upon achievement of [***];

(ii)	Upon achievement of [***];

(iii)	Upon achievement of [***];

(iv)	Upon achievement of the [***]; and

(v)	Upon achievement of the [***].

Buyer shall provide Seller with written notice [***] after the achievement of the Commercial Milestones in subclauses (i) and (ii), and with its Royalty Report (and estimated report described in Section 3.7(a) below) for the Calendar Quarter in which each of the Commercial Milestones in subclause [***] is achieved. The corresponding Commercial Milestone Payment shall be made by Buyer to Seller (x) within [***] days after the achievement of each Commercial Milestone in subclause (i) and (ii), and (y) with Buyer’s payment of royalties for the applicable Calendar Quarter for each of the Commercial Milestones in subclauses (iii) through (v).

Section 3.3. Royalty Payments.

(a) Subject to this Section 3.3, commencing upon the First Commercial Sale of a Product in the Territory, on a Product-by-Product basis, Buyer shall pay to Seller during the Royalty Term, a non-refundable royalty of [***] on annual, worldwide Net Sales of each Product in the Territory (excluding Net Sales of each Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Product in such country or other jurisdiction has expired) during each Calendar Year.

(b) Buyer’s obligation to pay royalties pursuant to this Section 3.3 shall commence, on a country-by-country and Product-by-Product basis, on the First Commercial Sale of such Product in such country and end upon the latest to occur of (i) [***] years from the First Commercial Sale of such Product in such country, (ii) the expiration of the last-to-expire Royalty-Bearing Patent with a Valid Claim covering such Product in such country and (iii) expiration of any Regulatory Exclusivity for such Product in such country (“Royalty Term”).

(c) Notwithstanding Section 3.3(a), if, in any country or other jurisdiction in the Territory during the Royalty Term and on a Product-by-Product and country-by-country basis, at the time of sale of a Product, the Product (i) is not covered by a Valid Claim of a Royalty-Bearing Patent in such country or other jurisdiction, and (ii) is not covered by Regulatory Exclusivity in such country or other jurisdiction, then the applicable royalty rate for royalties payable by Buyer to Seller in such country or other jurisdiction shall be reduced by [***]. For clarity, there shall be no reduction of the applicable royalty rate during any Royalty Term upon expiration of all Valid Claims of Royalty-Bearing Patents in such county or jurisdiction as long as the applicable Product continues to be covered by Regulatory Exclusivity in such jurisdiction, provided that if, in any such country or other jurisdiction in the Territory, applicable Law (including jurisprudence and judicial precedent, e.g., patent misuse theory in the United States) requires royalties to be reduced upon expiration of licensed patents in such country, then solely in such country or other jurisdiction, the applicable royalty rate for royalties payable by Buyer to Seller shall be reduced by [***] as long as Regulatory Exclusivity remains in force, and upon the expiration of Regulatory Exclusivity, by [***] for the remainder of the Royalty Term.

(d) Notwithstanding Section 3.3(a), on a Product-by-Product and country-by-country basis during the Royalty Term for such Product, if there is Biosimilar Competition for such Product in such country, the royalty rate provided in Section 3.3(a) for such Product shall be reduced in such country by [***] commencing the Calendar Quarter in which such Biosimilar Competition first exists in such country and for the remainder of such Royalty Term.

(e) Notwithstanding the foregoing Sections 3.3(c), and (d), with respect to any Product in any Calendar Quarter during the Royalty Term for such Product, the operation of Sections 3.3(c) and (d) above, individually or in combination, shall not reduce by more than [***] the amount that would otherwise have been due under Section 3.3(a) with respect to Net Sales of such Product during such Calendar Quarter [***]; provided that Buyer may carry forward to up to [***] subsequent Calendar Quarters any amounts that it was not able to credit under Section 3.3(e) on account of such royalty floor.

Section 3.4. Sublicense Income.

(a) Buyer will pay to Seller non-refundable and non-creditable Sublicense Income at the rates set forth in the table below, based on stage of development of the most advanced Product at the time of entry by Seller or its Affiliates into the applicable Sublicense:

Date of execution of applicable Sublicense	Percentage of Sublicensing Income:
[***]	[***]
[***]	[***]
[***]	[***]

(b) Buyer will notify Seller within [***] following the entry into a Sublicense. Upon Seller’s request, Buyer shall provide Seller with a copy the financial terms contained in any Sublicense, which may be redacted within those terms to remove any commercially sensitive information not necessary for Seller to confirm Buyer’s compliance with the terms of this Agreement, or the amount of Sublicense Income payable to Buyer hereunder. Buyer shall pay all Sublicense Income to Buyer [***] following Buyer’s receipt of any payments on which Sublicense Income is payable hereunder from the applicable Third Party sublicensee (or its Affiliate with respect to any Triggering Sublicensee).

Section 3.5. Withholding. Any and all payments by Buyer or any Affiliate or agent of Buyer on account of Buyer (each, a “Withholding Agent”) to Seller or any other recipient pursuant to this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, shall timely remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and any amount so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction or withholding was made (other than for purposes of calculating additional amounts payable pursuant to the following sentence). If the Withholding Agent’s obligation to withhold Taxes on a payment results from a Withholding Action and such withholding Taxes would not have been imposed in the absence of such Withholding Action, then the sum payable by Buyer shall be increased to the extent necessary to ensure that Seller receives a sum equal to the sum which it would have received had no such Withholding Action occurred. A “Withholding Action” means any of the following actions taken by Buyer (or any assignee or successor thereof) after the date hereof: (x) an assignment or sublicense of Buyer’s (or its assignee’s or successor’s) rights or obligations under this Agreement (in whole or in part) to an assignee or sublicensee outside the United States; (y) the exercise by Buyer (or its assignee or successor) of its rights or obligations under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of Buyer outside of the United States); and (z) a redomiciliation of Buyer (or its assignee or successor) outside of the United States.

Section 3.6. Right of First Negotiation.

(a) If, during the period between the Closing Date and the date that is [***] (the “ROFN Period”), Buyer or any Affiliate receives a bona fide offer or proposal from a Third Party to (A) sell, transfer or otherwise divest all or substantially all of the rights to the Transferred Assets or the Products, or (B) grant an exclusive license or exclusive sublicense to a Third Party to develop and commercialize Products (other than with respect to development and commercialization activities conducted for or on behalf of Buyer or its Affiliates), where such exclusive license or sublicense grants rights to such Third Party in the United States, to all of Europe, or on a worldwide basis (any such transaction, a “ROFN Transaction”), then prior to entering into any discussions or negotiations with any Third Party in relation to a ROFN

Transaction, Buyer shall provide written notice to Seller of such intent or receipt of proposal (a “ROFN Notice”). The ROFN Notice shall include [***] Seller shall have [***] in which to notify Buyer in writing whether it wishes to negotiate the terms of the ROFN Transaction, and following such notice to Buyer, the Parties will negotiate in good faith for a period of [***] (the “Negotiation Period”) to seek to agree upon the terms of a definitive agreement with respect to such sale, transfer or license of the rights in the Products to Seller (or an Affiliate of Seller). Notwithstanding the foregoing, Buyer will not unreasonably withhold consent to a request by Seller of an extension to the Negotiation Period of up to [***], if at the time of such request the Parties have been, and are continuing to, negotiate in good faith the terms of the definitive agreement. If Buyer and Seller are unable to agree upon the terms of a ROFN Transaction within the Negotiation Period, or if Seller does not notify Buyer that it wishes to negotiate the terms of the ROFN Transaction within the aforementioned [***] period, then (i) Buyer shall have the right to negotiate and enter into an agreement for a ROFN Transaction with a Third Party, provided that the terms of any such Third Party agreement shall be no more favorable, in the aggregate, than those last offered to Seller, (ii) if Buyer does not enter into a ROFN Transaction with a Third Party within [***] following the expiration of the Negotiation Period, then this Section 3.6 shall apply again, mutatis mutandis, provided that this subclause (ii) shall not apply following a Public Offering (as defined below). In addition, following the closing date of a Public Offering, the foregoing proviso requiring the terms of any agreement with a Third Party to be no more favorable than those offered to Buyer shall no longer apply. Further, following the closing date of a Public Offering, this Section 3.6(a) shall not apply in the event Buyer or any Affiliate receives a bona fide offer or proposal from a Third Party to sell, transfer, or otherwise divest, directly or indirectly, of more than 50% of the voting equity interests of Buyer or any Affiliate (whether by sale of equity, merger, consolidation, or reorganization (other than a reorganization for internal corporate restructuring)) to such Third Party. If Buyer enters into such a ROFN Transaction with a Third Party, then Buyer shall provide Seller within [***] following the entry into such ROFN Transaction with [***]. For the purposes of this Section 3.6, a “Public Offering” shall mean any transaction in which Buyer becomes a public company in any manner (i.e., pursuant to a reverse merger, through a special purchase acquisition vehicle or direct listing, or pursuant to an underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time).

(b) Without limiting Seller’s rights under Section 3.6(a), if at any time following the Closing and until [***], Seller reasonably believes that Buyer has materially breached its obligations under Section 3.9 to use Commercially Reasonable Efforts to develop and commercialize at least one Product within the United States and achieve the CRE Milestones (a “Specified CRE Breach”), Seller may deliver to Buyer a written notice, setting forth [***], and Seller’s desire to purchase back from Buyer all rights in the Transferred Assets (the “Seller Dispute Notice”). If a Seller Dispute Notice is delivered to Buyer, Buyer and Seller will negotiate in good faith to resolve such dispute, or the terms of any such buyback, if applicable for a period of [***] following delivery of a Seller Dispute Notice. If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve the dispute set forth in the Seller Dispute Notice, or to negotiate the terms of a buyback of the Transferred Assets during such [***] period, and/or Buyer disputes that there has been a Specified CRE Breach, or does not wish to sell the Transferred Assets back to Seller, then the determination of whether or not there has been a Specified CRE Breach shall be subject to final resolution in accordance with Section 9.11. If, as a result of such dispute resolution process, Buyer is determined to have committed a Specified CRE Breach, then Seller may elect, in lieu of a claim for damages arising from such Specified CRE Breach, and as its sole and exclusive remedy, to re-purchase the Transferred Assets from Buyer at the then-fair market value of such Transferred Assets (as adjusted as set forth below). The Parties shall negotiate in good faith for a period of [***] to agree upon a price for the repurchase of the Transferred Assets (which for clarity shall also include all of Buyer’s rights in any clinical data, Know-How, regulatory and other materials, inventory and Intellectual Property Controlled by Buyer and relating to Budoprutug) (the “Repurchase Price”). If the Parties are unable to agree upon the Repurchase Price within such [***] period (or such longer period as the Parties may agree in writing), then in order to determine the Repurchase

Price, Buyer and Seller will jointly engage an independent (as to both Buyer and Seller) mutually agreed upon Third Party valuation expert [***] (the “Referee”) to determine the Repurchase Price, which shall take into account, in addition to the fair market value of the Transferred Assets and any additional Buyer data and materials, the nature and extent of the Specified CRE Breach and any loss of time and diminution of value of the Transferred Assets and Budoprutug as a result thereof, the contributions made by Buyer to the development of Budoprutug, and the costs incurred by Seller in connection with the final resolution of the dispute regarding the Specified CRE Breach. [***]. Each Party shall submit to the Referee, within [***] following his or her appointment, its written proposal [***] for the appropriate Repurchase Price, including the basis on which such Party has determined the applicable Repurchase Price. The Referee will have no authority to award punitive or any other damages. If a Party fails to submit a proposal for the Repurchase Price in a timely fashion, then the Repurchase Price shall be determined to be that submitted by the Party that did deliver a timely proposal. The Referee shall use his or her best efforts to make a final determination within [***] following receipt of the Parties’ submissions. The Referee shall have no power or authority to determine any Repurchase Price other than that submitted by either Buyer or Seller, and the amount of the Repurchase Price as finally determined by the Referee will be final, conclusive and binding on the Parties, absent manifest error.

Section 3.7. Reports and Information Rights; Payments.

(a) Buyer shall calculate all amounts payable to Seller pursuant to Section 3.2(b) and Section 3.3 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 3.7(b). Following First Commercial Sale of a Product, within [***] after the end of such Calendar Quarter, Buyer shall provide Seller with a report (the “Royalty Report”) (and first provide an estimated report within [***] after the end of such Calendar Quarter) which in each case shall state, on a Product-by-Product and country-by-country or jurisdiction-by-jurisdiction basis: (i) the amount of gross sales of each Product during the applicable Calendar Quarter; (ii) Net Sales of each Product during the applicable Calendar Quarter (expressed in local currency and converted to Dollars); (iii) a summary of the deductions taken in arriving at the Net Sales calculation, (iv) a calculation of the amount of Royalty Payment due to Seller on such Net Sales for such Calendar Quarter, including the amount of any royalty reductions pursuant to Sections 3.3(c), (d) and (e); (v) the aggregate Net Sales of each Product in the Territory during the applicable Calendar Year; and (vi) whether any Commercial Milestone under Section 3.2(b) has been achieved. Buyer shall pay to Seller the royalty amounts due with respect to such Calendar Quarter (as well as any Commercial Milestone Payments that have been achieved in the applicable Calendar Quarter) [***]. For clarity, Buyer shall not owe royalties on sales of a Product in a country or jurisdiction after the expiration of the Royalty Term for such Product in such country or jurisdiction.

(b) All payments made by Buyer under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Seller may from time to time designate by written notice to Buyer. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Buyer shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or sublicensee’s standard conversion methodology consistent with the applicable Accounting Standards.

(c) Buyer shall keep, and shall cause its Affiliates and sublicensees to keep, books and records pertaining to the to the sale or other disposition of Products in sufficient detail to permit Seller to confirm the accuracy of any Milestone Payments or Royalty Payment due hereunder. Buyer will keep such books and records for [***] following the Calendar Year to which they pertain, or such longer period of time as may be required by applicable Laws. During the period in which such books and records must be maintained, Buyer shall make, and shall cause its Affiliates and sublicensees to make, such books and records available for inspection by Seller and its Representatives or, if applicable, the Accounting Firm acting pursuant to Section 3.8, during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Seller.

Section 3.8. Audit Rights.

(a) At any time during the period in which such books and records must be maintained, upon the written request of Seller, and upon reasonable advance written notice, Buyer shall, and shall cause its Affiliates and sublicensees to, up to [***] per Calendar Year, provide the Accounting Firm with access during normal business hours to such of the records of Buyer and its Affiliates and sublicensees as may be necessary to verify whether any of the Milestones have been achieved, including confirming the accuracy of any Milestone Payments or Royalty Payment due hereunder and the accuracy of the statements set forth in the Royalty Reports and the figures underlying the calculations set forth therein. The fees charged by the Accounting Firm shall be borne by Seller, unless such audit reveals an underpayment by Buyer of more than the [***] for the audited period, in which case Buyer shall reimburse Seller for the reasonable costs of such audit. The Accounting Firm shall disclose to Seller and Buyer any matters directly related to its findings and shall disclose whether it has determined that any statements set forth in the Royalty Reports are inaccurate. Before beginning its audit, the Accounting Firm shall execute an undertaking acceptable to Buyer by which the Accounting Firm agrees to keep confidential all information reviewed during the audit.

(b) The initiation of a review by Seller as contemplated by this Section 3.8 shall not relieve Buyer of its obligation to pay any Milestone Payment relating to any Milestone for which notice of achievement has been given pursuant to Section 3.2(a) or Section 3.2(b), as applicable, it being understood that Buyer shall also be obligated to pay the full amount of the Milestone Payment Shortfall, if any, in accordance with Section 3.8(c).

(c) If the Accounting Firm concludes that any Milestone Payment should have been paid but was not paid when due, or was not paid in full, then, within [***] of the date the Accounting Firm delivers its written report to Seller and Buyer, Buyer shall pay the amount of such Milestone Payment (to the extent not paid on a subsequent date), plus interest on such Milestone Payment at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, plus [***] with the total interest amount calculated on the basis of the actual number of days elapsed over [***] from the date such Milestone Payment should have occurred (if Buyer had given notice of achievement of such Milestone pursuant to the terms of this Agreement) to the date of actual payment (such amount, including interest, being the “Milestone Payment Shortfall”).

(d) The decision of such Accounting Firm shall be final and binding (other than in the case of manifest error or fraud), and any order or judgment may be entered upon such determination in any court having jurisdiction over the Party against which such determination is to be enforced.

(e) The covenants and obligations set forth in this Section 3.8 shall survive until [***] after Buyer delivers the last Milestone Update Report, or Royalty Report, as applicable, required to be delivered pursuant to this Agreement, upon which date the calculations set forth in the Royalty Report shall be conclusive and binding on Seller unless a Milestone Payment Shortfall has been determined to exist pursuant to this Section 3.8.

(f) Buyer shall not, and shall cause its Affiliates and sublicensees not to, enter into any license or distribution agreement or other similar Contract with any Third Party with respect to any Product unless such agreement contains provisions that would allow Buyer or its Affiliates and sublicensees to obtain and provide to the Accounting Firm such access to the records of the other Party to such license or distribution agreement as may be necessary to perform its duties pursuant to this Section 3.8. If Seller requests an audit under this Section 3.8, then Buyer shall, and shall cause its Affiliates and sublicensees to, obtain and provide to the Accounting Firm such access to the records of the other Party to such license or distribution agreement as may be requested by the Accounting Firm to perform its duties pursuant to this Section 3.8, including by exercising any contractual rights of the type described in the immediately preceding sentence.

Section 3.9. Diligence.

(a) Commencing upon the Closing Date, Buyer shall use Commercially Reasonable Efforts, itself or through other Milestone Parties, to commercialize at least one Product in the United States and achieve the CRE Milestones and not take any actions in bad faith concerning the operations of Buyer or any Milestone Party with the intention of avoiding any of Buyer’s obligations to pay any Milestone Payment related to a CRE Milestone.

(b) Upon request from time to time to Buyer by Seller, Buyer shall, no more than once in each Calendar Quarter, meet with Seller and its Representatives at Buyer’s offices or via telephone to provide verbal updates and respond to inquiries regarding status and actions taken in order to achieve each of the Milestones.

(c) As promptly as practicable (and in any event no later than [***] following the end of each Calendar Year prior to the First Commercial Sale of a Product in any country, Buyer shall deliver to Seller a report (the “Milestone Update Report”) for the preceding Calendar Year summarizing in reasonable detail the status of achieving each of the Milestones and the actions undertaken by Buyer and the Milestone Parties pursuant to Section 3.9(a) (including a summary of the research, development, marketing, sales, licensing and commercialization activities of Buyer and the Milestone Parties with respect to the pre-clinical and clinical development, manufacture and commercialization of Product as conducted by Buyer and the Milestone Parties, including all Products then under development for such Calendar Year). Upon request from time to time to Buyer by Seller during the period between Milestone Update Reports, Buyer shall meet with Seller and its Representatives in person or via webconference or via telephone to provide updates and respond to inquiries regarding such status and actions.

(d) From and after the Closing Date, Buyer shall not, and shall cause its Affiliates and sublicensees not to, sell, assign or transfer all or substantially all of the rights to develop or commercialize the Products unless, as a condition to such sale, assignment or transfer, the purchaser, assignee or transferee (as applicable) assumes in writing all obligations of Buyer set forth in this Agreement with respect to the applicable Products (subject to all limitations and qualifications included in this Agreement with respect to such obligations), including the obligation to pay, upon the achievement of any Milestone that has not, prior to the date of such sale, assignment or transfer, been achieved and paid in accordance with this Agreement, any Milestone Payment payable with respect to such Milestone or any Royalty Payment payable in accordance with the terms of this Agreement; provided that no such sale, assignment or transfer shall relieve Buyer of any of its obligations set forth in this Agreement with respect to the Products, including the obligation to pay any Milestone Payment or Royalty Payment, prior to the date of such sale, assignment or transfer; provided further that Buyer shall remain liable (subject to the limitations and qualifications set forth in this Agreement) for, and such purchaser, assignee or transferee shall not be required to assume, any obligation to pay any Milestone Payment payable with respect to any Milestone achieved and Royalty Payment payable prior to the date of such sale, assignment or transfer. Any such transfer without such an assumption by the purchaser, assignee or transferee (as applicable) shall be null and void.

ARTICLE IV

THE CLOSING

Section 4.1. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages (or such other location as shall be mutually agreed upon by Seller and Buyer) commencing at 10:00 am Eastern Time on the date hereof (the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 am, Eastern Time, on the Closing Date.

Section 4.2. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;

(b) a counterpart of the Bill of Sale, duly executed by Seller;

(c) the Transferred Assets (subject to Section 2.4 and Section 2.5);

(d) a duly executed IRS Form W-9 of Seller;

(e) a counterpart of the Transition Services Agreement, duly executed by Seller;

(f) counterparts of the Noncompetition Waivers with each of [***] duly executed by Seller; and

(g) the duly executed consents and approvals from each Governmental Authority and Third Party identified in Schedule 4.2(g) of the Seller Schedules (collectively, the “Third Party Consents”).

Section 4.3. Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a) the Closing Payment by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller;

(b) a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(c) a counterpart of the Transition Services Agreement, duly executed by Buyer; and

(d) a counterpart of the Bill of Sale, duly executed by Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Closing Date, except as set forth in the Seller Schedules, which exceptions shall be arranged in sections corresponding to the numbered and lettered Sections of this Article V to which such exceptions relate, as follows:

Section 5.1. Seller Organization; Good Standing. Seller is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Seller is duly qualified to conduct business as a foreign corporation and, to the extent legally applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2. Authority; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Buyer, the other Transaction Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.3. No Conflicts. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Seller or the Business, (ii) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Seller, (iii) result in any material breach of, or constitute a material default under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other instrument to which Seller (with respect to the Transferred Assets) is a party or by which any Transferred Asset is bound, except for any consents, approvals, authorizations and other actions described in Section 5.4 or which would not prevent or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.4. Consents and Approvals. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority by Seller, except where the failure to obtain such consent, approval, authorization or action or to make any such filing or notification would not reasonably be expected to materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.5. Title to Transferred Assets. Seller has good and valid title to all of the tangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. None of the Transferred Assets is in the possession, custody or control of any Person other than Seller.

Section 5.6. Litigation. There is no Proceeding pending or threatened in writing, against Seller with respect to the Business or Budoprutug that would reasonably be expected to result in damages exceeding [***], based on a reasonable analysis of counsel. There is no Proceeding pending or, threatened in writing against Seller that questions or challenges (i) the validity of this Agreement or any other Transaction Agreement or (ii) any action taken or to be taken by Seller or the managers, officers or directors of Seller pursuant to this Agreement or any other Transaction Agreement or in connection with the transactions contemplated hereby or thereby.

Section 5.7. Compliance with Laws. Seller, with respect to the Business, is not in violation of any Laws or Governmental Orders applicable to the conduct of the Business in any material respect. To the knowledge of Seller, no investigation or review by any Governmental Authority is pending or has been threatened or is reasonably anticipated against Seller nor, to the knowledge of Seller, has any Governmental Authority indicated an intention to conduct an investigation of Seller with respect to the Business. Seller is in compliance in all material respect with all Laws applicable to the Product and the Transferred Assets.

Section 5.8. Regulatory Approvals.

(a) Seller is the registered or beneficial holder of all of the Transferred Regulatory Documentation. There are no Proceedings pending or, to the knowledge of Seller, threatened, which could result in the revocation, cancellation or suspension of any registration listed in the Transferred Regulatory Documentation. Seller is the sole and exclusive owner of each registration listed in the Transferred Regulatory Documentation and has not granted any right of reference with respect thereto. Seller has not received any written or other notices or other communications related to the Transferred Assets from any Governmental Authority regarding any actual, alleged, threatened, possible or potential material violation of any such Laws.

(b) Neither the Seller nor any of its Affiliates, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, that, at the time of the relevant disclosure or failure to disclose, as applicable, would reasonably be excepted to provide a basis for the FDA or any other Regulatory Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy, in each case, as related to the Business.

(c) None of Seller or its Affiliates nor, to the Knowledge of Seller, any officers, employees or agents (including any distributor) thereof has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law, and, to the Knowledge of Seller, no such action is currently contemplated, proposed or pending.

Section 5.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.10. Permits. Schedule 5.10 of the Seller Schedules sets forth a true, correct and complete list of all Permits held by Seller. Seller holds or has the right to use all Permits solely and specifically related to the Business. Seller is not in default under, or violating, any of such Permits, in any material respect. Seller has not received any written notice that it is or may be in violation in any material respect of any of the terms or conditions of such Permits. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened other than any such Permit’s expiration in accordance with the terms thereof.

Section 5.11. Transferred Contracts. (i) Each Transferred Contract is a legal, valid and binding obligation of Seller or its Affiliates, as applicable, and, to the Knowledge of Seller, each other party to such Transferred Contract, and is enforceable against Seller or its Affiliates, as applicable, and, to the Knowledge of Seller, each such other party thereto in accordance with its terms and (ii) there does not exist any material breach or default on the part of Seller or its Affiliates, as applicable, under the terms of any such Transferred Contract, and to the Knowledge of Seller, no other party to any such Transferred Contract is in material breach or default thereunder. Seller has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance of any Transferred Contract.

Section 5.12. Taxes.

(a) Seller has timely filed all material Tax Returns relating, in whole or in part, to the Business or any of the Transferred Assets that are required to be filed by it under applicable Law. All such Tax Returns were true, complete, and correct in all material respects and were prepared in material compliance with applicable Law. Seller has timely paid all material Taxes (whether or not shown on any Tax Return) required to be paid by it, in each case relating the Business or any of the Transferred Assets. There is no extension of time within which to file any Tax Return relating, in whole or in part, to the Business or any of the Transferred Assets (other than automatic six- (6-) month extensions obtained in the Ordinary Course of Business), and no statute of limitations with respect to any Taxes of Seller relating to the Business or any of the Transferred Assets has been extended or waived.

(b) No written claim or dispute with respect to any Taxes of Seller has been raised by any Governmental Authority, nor does Seller have Knowledge of such a claim or dispute being threatened, which claim or dispute would give rise to any Encumbrance on the Business or Transferred Assets or be imposed on Buyer. No written claim has ever been made by a Governmental Authority in a jurisdiction where no Tax Return has been filed by or with respect to Seller that the Business or any of the Transferred Assets is or may be subject to taxation in such jurisdiction. There are no Encumbrances for Taxes, other than Permitted Encumbrances, on the Business or any of the Transferred Assets nor, to the Knowledge of Seller, is any Governmental Authority in the process of imposing any Encumbrances for Taxes on the Business or any of the Transferred Assets.

(c) Seller has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) relating to the Business or any of the Transferred Assets.

(d) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(e) Seller has not granted any powers of attorney concerning any Taxes or Tax Returns in respect of the Business or any of the Transferred Assets, which powers of attorney are still in effect.

(f) None of the Business or any of the Transferred Assets is subject to any Tax indemnity, Tax sharing, Tax allocation or similar agreement that will be binding on Buyer after the Closing.

(g) No private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been requested, entered into or issued by any Governmental Authority with respect to the Business or any of the Transferred Assets.

(h) None of the Transferred Assets: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (iii) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

The representations and warranties in this Section 5.12 refer only to the past activities of Seller and are not intended to serve as representations to, or as a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to positions taken by Buyer for any Tax periods (or portions thereof) beginning after the Closing in respect of the Business or any of the Transferred Assets.

Section 5.13. Intellectual Property.

(a) Schedule 5.13(a) of the Seller Schedules sets forth a list of all Product Intellectual Property that is registered or for which an application for registration has been filed, in each case under the authority of any Governmental Authority (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction or private registrar in which such item of Registered Intellectual Property has been registered or filed; (ii) the current owner thereof; and (iii) the applicable application, registration or serial number thereof.

(b) Except with respect to Licensed Intellectual Property or any Product Intellectual Property for which a Third Party retains a co-ownership interest or grants or is granted a license thereto, in each case, as indicated on Schedule 5.13(b) of the Seller Schedules, Seller or an Affiliate is the sole and exclusive owner of all Product Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. As of the date hereof, to the Seller’s Knowledge, the Product Intellectual Property is valid and enforceable, and neither Seller nor any of its Affiliates has taken any action that could reasonably be expected to result in the abandonment, cancellation or forfeiture of any such Product Intellectual Property (including the failure to pay any filing, maintenance or renewals fees). To Seller’s Knowledge, all Owned Product Intellectual Property Controlled by Seller as of the Closing Date that is necessary for or specifically related to Budoprutug is included on Schedule 2.2(a)(vii) of the Seller Schedules.

(c) Seller has not received any written communication from any Person challenging or threatening to challenge, nor is Seller a party to any pending Proceeding in which any Person is (i) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any Product Intellectual Property, or (ii) challenging the ownership of any Owned Product Intellectual Property. Seller is not subject to any outstanding order, judgment, decree or stipulation restricting in any manner the licensing, assignment, transfer, use or conveyance of the Product Intellectual Property by Seller.

(d) There is no Proceeding alleging that the conduct of the Business by Seller constitutes infringement, misappropriation or other violation of any Intellectual Property of any Third Party. Except as set forth in Schedule 5.13(d) of the Seller Schedules, (i) Seller has not received any written notice (or, to the Knowledge of Seller, oral notice) from any Third Party making any such allegation or challenging the validity, enforceability or ownership of any of the Owned Product Intellectual Property and (ii) to the Knowledge of Seller, no Third Party is infringing, misappropriating or otherwise violating any of the Product Intellectual Property.

(e) Schedule 5.13(e) of the Seller Schedules lists all licenses, sublicenses and other Contracts to which Seller or its Affiliate is a party and pursuant to which any Third Party grants to Seller or its Affiliate (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute any Product, or to otherwise use any Product Intellectual Property, (ii) any covenant not to assert or sue or other immunity from suit under or any other rights to, any Intellectual Property Covering Budoprutug or the use of any other Product Intellectual Property, (iii) any ownership right or title, whether actual or contingent, to any Intellectual Property Covering Budoprutug or the use of any Product Intellectual Property, or (iv) an option or right of first refusal relating to any Intellectual Property Covering Budoprutug or the use of any Product Intellectual Property (collectively, “Inbound Licenses”); provided, that Schedule 5.13(e) of the Seller Schedules need not list, and Inbound Licenses do not include, any: (1) licenses for off-the-shelf software or generally available licenses in the Ordinary Course of Business; (2) non-disclosure agreements, or (3) invention assignment agreements with employees, consultants and contractors that assign or grant to Seller or its Affiliate ownership of inventions and Intellectual Property. As of the date of this Agreement, neither Seller nor its Affiliates nor, to the Knowledge of the Seller, any Third Party is in material breach or violation of, or an incurable default under, any Inbound License, nor has Seller or its Affiliates, as applicable, received or delivered any written claim of any such material breach, violation or default.

(f) None of Seller or any of its Affiliates has granted to any Third Party any outbound licenses under the Owned Product Intellectual Property, other than non-exclusive licenses granted to vendors, manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Affiliates.

(g) Seller and its Affiliates have taken commercially reasonable measures to protect and maintain the proprietary nature of the Product Intellectual Property. All Seller employees who have participated in the conception, creation or development of any material Owned Product Intellectual Property have executed and delivered to Seller or its Affiliate, as applicable, a valid and enforceable Contract providing for the present assignment by such Person to Seller or its Affiliate, as applicable, of all rights in such Owned Product Intellectual Property.

(h) No trade secret constituting Owned Product Intellectual Property has been authorized to be disclosed or has been actually disclosed by Seller or its Affiliates to any employee, consultant or independent contractor or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Owned Product Intellectual Property that constitutes such trade secret. To the Knowledge of Seller, no employee, consultant or independent contractor or Third Party has materially breached or is in breach of any such non-disclosure agreement.

(i) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in or give any other Person the right to cause a loss of, or Encumbrance, or material restriction on any Product Intellectual Property; (ii) constitute a material breach by Seller of any Inbound Licenses; (iii) result in the grant, assignment or transfer to any other Person of any license or other rights or interests under any Product Intellectual Property; or (iv) cause any material cancellation, termination, suspension of, or acceleration of any payment with respect to, any Inbound License.

(j) (i) No funding, facilities or personnel of any Governmental Authority, non-profit organization or educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Transferred Assets, and (ii) no Governmental Authority, non-profit organization or educational or research institution has any right to, or right to royalties or other payment for, or to impose any requirement on the manufacture or commercialization of any product incorporating Transferred Assets.

(k) The consummation of this Agreement will not result in the loss, Encumbrance, alteration, or impairment of or payment of any additional amounts with respect to, nor require the consent of any Person in respect of, Buyer’s or any of its Affiliates’ right to own or use any of the Intellectual Property in the Transferred Assets. Schedule 5.13(k) of the Seller Schedules identifies (i) all Transferred Contracts pursuant to which Seller has any current or future obligations to pay any royalties or to provide other consideration and (ii) Seller’s current outstanding or future obligations to pay any royalties or to provide other consideration to any other Person to exploit any Transferred Asset.

Section 5.14. Development of Budoprutug. Since January 4, 2023, the development of Budoprutug has been carried out in material compliance with all applicable Laws in all material respects, including GLP, GCP and GMP, as applicable.

Section 5.15. Insurance. There are no claims related to the Business, the Transferred Assets or the Assumed Liabilities pending under any insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 5.16. No Liabilities. To Seller’s Knowledge, Seller has no Liabilities relating to, or arising out of, the Business or the Transferred Assets, except for those Liabilities set forth on Schedule 5.16 of the Seller Schedules or Liabilities relating to Taxes. Seller has not assumed, guaranteed or otherwise become directly or contingently liable on any Liabilities (other than Tax Liabilities) relating to, or arising out of, the Business or the Transferred Assets, of any other Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Closing Date that:

Section 6.1. Buyer’s Organization; Good Standing. Buyer is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.2. Authority; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to the Enforceability Exceptions.

Section 6.3. No Conflicts. Provided that all consents, approvals, authorizations and other actions described in Section 6.4 have been obtained or taken, except as may result from any facts or circumstances relating to Seller or its Affiliates, the execution, delivery and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Buyer, (ii) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Buyer, or (iii) result in any material breach of, or constitute an incurable default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other material instrument to which Buyer is a party, except, with respect to the foregoing clauses (i) and (iii) which would not prevent or materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 6.4. Consents and Approvals. The execution, delivery and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer or any of its Affiliates, except where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 6.5. Absence of Restraints; Compliance with Laws.

(a) To the Knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to prevent or delay the ability of Buyer or its applicable Affiliates to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.

(b) Neither Buyer nor any of its Affiliates that are or will be party to any Transaction Agreements are in violation of any Laws or Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially prevent or delay their ability to consummate the transactions contemplated by, or to materially perform their respective obligations under, the Transaction Agreements.

Section 6.6. Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Buyer to perform its obligations hereunder.

Section 6.7. No Brokers. Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the transactions contemplated hereby based on arrangements made by Buyer or any of its Affiliates.

Section 6.8. Sufficiency of Funds. Buyer has access, itself or through its Affiliates, to sufficient immediately available funds in cash or cash equivalents to pay all of the amounts to be paid by Buyer hereunder if and when due and payable.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1. Confidentiality.

(a) The terms of that certain Mutual Confidential Disclosure Agreement dated [***] (the “Confidentiality Agreement”) between Seller and Buyer are incorporated into this Agreement by reference and are continued in full force and effect (and the confidentiality obligations thereunder shall be binding upon Buyer and its Affiliates and their respective Representatives) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to Budoprutug or otherwise constituting a Transferred Asset, and for all other Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Upon Closing, all Confidential Information as it relates solely to Budoprutug shall solely and exclusively vest with Buyer, and notwithstanding any conflicting provision of the Confidentiality Agreement, Seller and its Affiliates and their respective Representatives will be obligated to maintain the confidentiality of any of such Confidential Information that is a trade secret under applicable Law as a trade secret for so long as the Confidential Information maintains its status as a trade secret and to not use such Confidential Information after the Closing without the express written consent of Buyer.

(b) Without derogating from the generality of the foregoing, upon and following the Closing until the date that is [***] after the last Milestone Update Report or Royalty Report, as applicable, Seller and its Affiliates and their respective Representative will keep in strict confidence any and all information, whether written or oral, concerning the Business or which is provided by Buyer or its Affiliates or their respective Representatives, pursuant to this Agreement, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or its Representatives; or (b) is lawfully acquired without obligation of confidentiality by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not to Knowledge of Seller or the knowledge of the applicable Affiliate or Representative prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.2. Books and Records. Seller and its Affiliates shall have the right to retain copies of all Transferred Records relating to periods ending on or prior to the Closing Date. For a period of [***] after the Closing, Buyer and Seller shall: (i) retain the Transferred Records and all other books and records related to the Transferred Assets; and (ii) upon a Party’s reasonable notice to the other Party and during normal business hours, cooperate with and provide the requesting Party, any of such Party’s Affiliates, and the officers, employees, agents and Representatives of such Party and such Party’s Affiliates reasonable access to such Transferred Records, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings. Each Party and its Affiliates shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 7.2. For the sake of clarity, any Confidential Information in the Transferred Records or otherwise in the Transferred Assets shall become Buyer’s Confidential Information upon Closing.

Section 7.3. Transfer and Assumption of Regulatory Commitments. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Transferred Regulatory Documentation, including any commitments or obligations to any Governmental Authority involving the Business arising after the Closing Date.

Section 7.4. Certain Tax Matters.

(a) Cooperation. Each of Buyer and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the defense of any Tax Contest, in each case, relating to the Business or the Transferred Assets or arising from the transactions contemplated hereby (including Transfer Taxes, as defined herein), and the preparation of the Allocation Statement (as defined herein). Such cooperation shall include, upon the other Party’s reasonable request, providing information and records that are reasonably relevant to any such Tax Return or Tax Contest or the Allocation Statement and making available employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Seller and Buyer further agree, upon written request, to use commercially reasonable efforts (i) to obtain any certificate or other document from any Governmental Authority or any other person, and (ii) to prepare, execute and deliver any certificate, in each case, as may be necessary to mitigate, reduce or eliminate any Tax relating to the Transferred Assets or Business that could be imposed (including, but not limited to, with respect to the transactions contemplated under this Agreement). Seller shall retain all Tax books and records and abide by all record retention agreements entered into with any Governmental Authority, in each case, relating to the Business or the ownership, lease or operation of the Transferred Assets prior to the Closing and Seller shall give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so reasonably requests, allow Buyer to take possession of such books and records.

(b) Transfer Taxes. All stamp, documentary, filing, recording, registration, license, sales, use, transfer, excise, value-added and other similar Taxes incurred in connection with the transfer of the Transferred Assets to Buyer (collectively, “Transfer Taxes”) shall be borne by Buyer, and the Party required to do so under applicable Law shall prepare and timely file any Tax Returns in connection therewith; provided that Buyer and Seller shall reasonably cooperate and each use commercially reasonable efforts to (i) effect the transfer of the Transferred Assets in a manner that minimizes any such Transfer Taxes and (ii) complete any forms required to claim an available exemption from such Transfer Taxes. The covenant in (i) shall include, to the extent reasonably practicable and requested by Buyer, Seller delivering, or causing to be delivered, to Buyer all of the Transferred Assets through electronic delivery or in another manner reasonably expected and legally permitted to minimize or avoid the incurrence of any Transfer Taxes if such method of delivery does not adversely affect the condition, operability, or usefulness of any Transferred Asset.

(c) Allocation of Taxes. For purposes of this Agreement, in the case of any property or similar ad valorem Taxes with respect to any Straddle Period, Seller shall be responsible for the portion of such Taxes apportioned to the portion of such Straddle Period ending on the Closing Date and Buyer shall be responsible for the portion of such Taxes apportioned to the portion of such Straddle Period beginning after the Closing Date. For purposes of this provision, the Taxes for any such Straddle Period shall be apportioned to the portion of the period ending on the Closing Date by multiplying the total Taxes for the Straddle Period by the ratio of the number of days in such period for the period ending on (and including) the Closing Date to the total number of days in the period and the remainder of such Taxes shall be allocated to the portion of such Tax period beginning after the Closing Date.

(d) Allocation of Tax Purchase Price; Tax Treatment. The Parties acknowledge and agree that the Purchase Price (and any relevant Assumed Liabilities, as determined for Tax purposes) shall be allocated to and among the Transferred Assets based on the Transferred Assets’ relative fair market values, as such fair market values are determined pursuant to Schedule 7.3(d) (the “Allocation Methodology Schedule”), and consistent with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer shall prepare, or cause to be prepared, and deliver to Seller a draft of such allocation (the “Allocation Statement”) as soon as reasonably practicable following the Closing Date (but no later than [***] following the Closing Date) for Seller’s review and comment, which comments shall be provided as soon as reasonably practicable (but no later than [***] after Seller’s receipt of the draft Allocation Statement). The Parties covenant to negotiate in good faith to resolve any dispute in respect of the Allocation Statement, and if the Parties are unable to resolve such dispute within [***] of receipt of Seller’s comments, they shall engage a mutually agreed-upon independent accountant to resolve such dispute in accordance with the procedures set forth in Section 3.6(b) for the settlement of disputes by a Referee, mutatis mutandis. In addition, if any changes to the Allocation Statement are required due to an adjustment of the Purchase Price (or relevant Assumed Liabilities) after the Closing, Buyer shall prepare a supplemental or revised Allocation Methodology Schedule to reflect such adjustment, which shall be prepared in accordance with the Allocation Methodology Schedule and shall be subject to the same procedures for Seller’s review and comment and any dispute resolution as provided above in respect of the original Allocation Statement. Each of Seller and Buyer shall report, and file any required Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the finally agreed-upon Allocation Statement (and any supplement or revision thereto). Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable Law (including, for this purpose, a “determination” within the meaning of Section 1313(a) of the Code).

Section 7.5. Further Assurances.

(a) Each of Seller and Buyer shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other Party to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated hereby or thereby.

(b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other Party hereto (including (i) transferring back to Seller or its designated Affiliates (and having Seller or its Affiliate assume) any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or its Affiliates at or after the Closing, and (ii) transferring to Buyer or its designated Affiliates (and having Buyer or its Affiliate assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by Buyer or its Affiliates at the Closing).

(c) In the event that, notwithstanding the provisions of this Agreement, any Third Party attempts to collect an Assumed Liability from Seller or its Affiliates, or an Excluded Liability from Buyer or its Affiliates, and (i) any claim or demand is made by such Third Party in respect of any such liability against Seller or its Affiliates or Buyer or its Affiliates, respectively or (ii) any investigation, suit or Proceeding is commenced against Seller or its Affiliates or Buyer or its Affiliates, respectively, in respect of any such liability, then, in each such case, (y) the Party receiving such claim or demand, or notice of such investigation, suit or Proceeding, shall promptly notify the other Party and send such Party any relevant documentation received in connection therewith, and (z) the Party whose liability such liability was intended to be hereunder (e.g., if such liability was specifically contemplated by this Agreement to be an Assumed Liability, then Buyer, or if such liability was specifically contemplated by this Agreement to be an Excluded Liability, then Seller) shall assume the defense and control of any such claim, demand, investigation, suit or Proceeding. For the avoidance of doubt, from and after the Closing Date (1) Seller shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Assumed Liability, without the consent of Buyer, (2) Buyer shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Excluded Liability, without the consent of Seller; provided, that Buyer or Seller, respectively, shall (A) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof and (B) obtain, as a condition of such settlement or other resolution, a complete release of Seller and its Affiliates or Buyer and its Affiliates, respectively and (3) any Losses incurred by Seller or its Affiliates in respect of any such Assumed Liability, or any Losses incurred by Buyer or its Affiliates in respect of any such Excluded Liability, shall be deemed to be Assumed Liabilities and Excluded Liabilities, respectively, and Buyer and Seller, shall reimburse Seller and Buyer, respectively, for any such reasonable and documented Losses.

(d) To the extent any of the Transferred Assets are not delivered to Buyer at the Closing in accordance with Section 2.5, Seller shall promptly deliver any such Transferred Asset to Buyer at Seller’s sole cost and expense in a manner reasonably acceptable to Buyer.

Section 7.6. Non-Solicit.

(a) From and after the Closing until [***] (the “Restricted Period”), Buyer shall not, and shall cause its Affiliates, successors, and assigns to not at any time during the Restricted Period directly or indirectly solicit, induce or attempt to induce any employees of Seller (such employees, the “Restricted Individuals”) as of the Closing to become employees or independent contractors of Buyer following the Closing.

(b) In the event that Buyer hires or engages a Restricted Individual during the Restricted Period, Buyer shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller, an amount of cash equal to [***] Any payments required pursuant to this Section 7.6(b) shall be made no later than [***] following the date such Restricted Individual is hired or engaged or [***] following receipt of an invoice of Seller’s costs related to hiring a replacement for such Restricted Individual, as applicable.

(c) Buyer acknowledges and agrees that the covenant set forth in this Section 7.6 is a material inducement to Seller to enter into this Agreement and to perform its obligations under the Transaction Agreements and Seller would not obtain the benefit of the bargain set forth in this Agreement if Buyer breached any of the provisions of this Section 7.6. Buyer acknowledges that the scope and duration of the restrictions set forth in this Section 7.6 are reasonable. If any court of competent jurisdiction declares any provision of this Section 7.6 invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent a court of competent jurisdiction concludes that any such provision is void or voidable, the court shall reform such provision to render the provision enforceable, but only to the extent necessary to render the provision enforceable.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival.

(a) All representations and warranties of Seller contained herein or made pursuant hereto (including those in Article 5) shall not survive the Closing. Subject to Section 8.1(b), all representations and warranties of Buyer (other than the Buyer Fundamental Representations, as applicable) will remain operative and in full force and effect until the expiration of the [***] period following the Closing Date. The Buyer Fundamental Representations will remain operative and in full force and effect until [***] following the expiration of the statute of limitations applicable to the subject matter of such representations. The covenants and agreements of the Parties contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing for the period provided in such covenants and agreements.

(b) Notwithstanding anything herein to the contrary, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 8.1(a) if notice of the breach thereof giving rise to such right of indemnification shall have been given at or prior to the time at which such representation, warranty, covenant or agreement would have otherwise expired pursuant to Section 8.1(a).

Section 8.2. Indemnification by Seller. Subject to Section 8.4, Seller hereby agrees that, from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and their respective directors, officers and employees (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a) any material breach by Seller of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement;

(b) any and all Excluded Liabilities or Excluded Assets; or

(c) Fraud or Willful Breach.

Section 8.3. Indemnification by Buyer. Subject to Section 8.4, Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and their respective directors, officers and employees (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a) any material breach of any of representation or warranty of Buyer set forth in Article VI;

(b) any material breach by Buyer of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement;

(c) any and all Assumed Liabilities; or

(d) Fraud or Willful Breach.

Section 8.4. Limitations.

(a) The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this Article VIII shall be reduced by the amount of any insurance proceeds actually paid to the Indemnified Party (as defined herein) less the reasonable costs (including Taxes) of receiving such recovery including any deductible paid in obtaining such proceeds and increased cost of insurance. For the avoidance of doubt, the Indemnified Party is not obligated to pursue recovery under any insurance policy.

(b) Subject to Section 8.4(d), the right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article VIII shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including Third Party claims relating to the Transferred Assets, Assumed Liabilities or Excluded Liabilities.

(c) Notwithstanding anything herein to the contrary, nothing in this Article VIII shall limit any remedy that a Buyer Indemnified Party or Seller Indemnified Party, as applicable, may have against any Person for Fraud, Willful Breach or in accordance with Section 9.12.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any and all due diligence conducted with respect to the transaction, the Transferred Assets or the Business shall not in any way limit the rights of the Seller Indemnified Parties or the Buyer Indemnified Parties to make a claim for indemnification hereunder.

(e) For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of this Article VIII or (ii) the amount of Losses arising from a breach for which a Seller Indemnified Party is entitled to indemnification under this Article VIII, all qualifications contained in the representations and warranties of Buyer contained in this Agreement that are based on materiality (including all usages of “material” or similar qualifiers) will be disregarded.

(f) The maximum aggregate amount of indemnifiable Losses that may be recovered pursuant to Section 8.3(a) shall be the amount of the Purchase Price paid or payable to Seller, except for claims on account of Fraud or Willful Breach, for which there shall be no cap.

(g) Seller shall have no indemnification obligation for any Taxes of the Business or Transferred Assets resulting from any action taken by Buyer or its Affiliates after the Closing on the Closing Date outside the Ordinary Course of Business in respect of the Business or Transferred Assets unless otherwise expressly contemplated by this Agreement.

(h) No Indemnified Party shall be entitled to recover more than once for the same underlying Loss. The amount of any Loss payable pursuant to this Article VIII by Buyer or Seller, as the case may be, shall be net of any amounts recovered by the applicable Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, (less the cost of recovery and/or enforcement and any deductibles and premium adjustments). If the Indemnified Party (x) receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, then such Indemnified Party shall promptly reimburse Buyer or Seller, as the case may be, for any payment made or out-of-pocket expense incurred by Buyer or Seller, as the case may be, in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, to the extent not previously offset against Losses paid by Buyer or Seller, as the case may be.

(i) The applicable Indemnified Party shall use its commercially reasonable efforts to mitigate all Losses in respect of which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII after becoming aware of any event which may reasonably be likely to give rise to any such Losses, it being understood that the reasonable out-of-pocket fees, costs and expenses incurred by the Indemnified Parties relating thereto shall be considered in the calculation of Losses. The Indemnified Parties shall use commercially reasonable efforts to seek coverage under any available insurance policies, or from any other Person alleged to be responsible, for any Losses payable under this Article VIII.

Section 8.5. Procedure.

(a) Any Person seeking indemnification provided for under this Article VIII (an “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a Party hereto) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the indemnifying Party in writing of the Third Party Claim; provided, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the indemnifying Party shall be entitled at its election and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying Party; provided, that, the indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Party Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. If the indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying Party; provided, that the indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying Party in writing. If the indemnifying Party does not assume such defense, and for any period during which the indemnifying Party has not assumed such defense, the indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying Party In such defense or prosecution.

(c) Notwithstanding anything to the contrary in this Section 8.5, no Party may settle, compromise or discharge, or make any reasonable admission of liability with respect to, such Third Party Claim other than for money damages only without the prior written consent of the other Party, subject to such Party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other Party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third Party Claim.

(d) An indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if the Third Party Claim (A) relates to or arises in connection with any criminal Proceeding, or (B) seeks an injunction or other equitable relief against any Indemnified Party.

Section 8.6. Notification of Claims for Indemnification. Promptly after the incurrence of any Losses by any Seller Indemnified Party or Buyer Indemnified Party, such Seller Indemnified Party or Buyer Indemnified Party shall promptly give the party from whom indemnification is sought written notice thereof; provided, however, that the delay or failure to so notify the indemnifying Party shall only relieve the indemnifying Party of its obligations to the extent, if at all, it is materially prejudiced by reason of such delay or failure. Each written notice for indemnification shall be in writing and shall describe with reasonable specificity, and to the extent known by the applicable Seller Indemnified Party or Buyer Indemnified Party, the nature and amount of the indemnifiable claim.

Section 8.7. Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this Article VIII as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes, except to the extent otherwise required by applicable Law.

Section 8.8. No Right of Set Off. Buyer shall not secure payment for any Losses as a result of, arising out of or relating to Section 8.2, through set off of amounts owed to Seller in respect of the Milestone Payment.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Expenses. Except as may be otherwise specified in the Transaction Agreements or the Letter of Interest, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or the Party on whose behalf such costs and expenses have been incurred), irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.

Section 9.2. Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 9.2):

if to Seller, to:

[***]

[***]

[***]

[***]

if to Buyer, to:

[***]

[***]

[***]

Section 9.3. Public Announcements. Neither Party shall issue any press release or make any public announcement with respect to any of the Transaction Agreements without the prior written consent of the other Party, except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of a Party are listed, in which case the Party proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements and incorporate the reasonable comments timely made by the other Party in good faith. Notwithstanding the foregoing, neither Seller nor Buyer will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement if it consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement made in accordance with this Section 9.3.

Section 9.4. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, Seller and Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 9.5. Counterparts. This Agreement may be executed in one or more counterparts, and signature pages may be delivered by portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 9.6. Entire Agreement. This Agreement (including the Schedules) and the other Transaction Agreements (and all exhibits and schedules hereto and thereto), the Letter of Interest and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, between the Parties and thereto respecting the subject matter hereof and thereof.

Section 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party, without the prior written consent of the other Party, except that either Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, upon prior written notice to the other Party; provided, that no such assignment shall release a Party from any Liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.7 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 9.8. No Third-Party Beneficiaries and Affiliates. Except as provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Party will be responsible for ensuring that its Affiliates act in accordance with its obligations under this Agreement.

Section 9.9. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified, including any Schedules thereto, except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Party under Section 8.5 (in each case other than the Parties) shall be required to amend this Agreement. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.10. Schedules. Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Schedules, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and such disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Schedules, shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 9.11. Governing Law; Submission to Jurisdiction.

(a) This Agreement and each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of Delaware applicable to Contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction the U.S. District Court for the District of Delaware (where federal jurisdiction exists) or the Court of Chancery of the State of Delaware sitting in the New Castle County (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each Party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the Parties hereby consents to process being served by any Party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.2 other than by electronic mail.

(d) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 9.12. Specific Performance. Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance might exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any Party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.

Section 9.13. Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (c) the terms “hereof”,

“herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean Dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder; (o) any reference to any particular Code section or Law shall be interpreted to include any amendment thereof and any revision of or successor to that section regardless of how it is numbered or classified and (p) the word “will” shall have the same meaning as “shall”. Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts.

Section 9.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any Proceeding for the resolution of the Transaction Dispute.

Section 9.16. General Release. Effective as of the Closing Date, the Seller, on behalf of itself and its Affiliates, its legal representatives, successors and assigns (each a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, Buyer’s Affiliates and each of their respective representatives, equityholders, partners, members and agents (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Claims”) which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing Date resulting from, arising out of or relating to the

Transferred Assets, the Assumed Liabilities and/or the Business. Each Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Claim against any of the Releasees with respect thereto. Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retains, and does not release, its rights and interests under the terms of this Agreement and the other Transaction Agreements or with respect to any Claim or liability resulting from such Person’s fraud or other criminal act or for any Claim or liability arising on or after the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

ACELYRIN, INC.

By:	/s/ Shao-Lee Lin
Name: Shao-Lee Lin
Title: Founder & Chief Executive Officer

WH2, LLC
By: Its Sole Member, ACELYRIN, INC.

By:	/s/ Shao-Lee Lin
Name: Shao-Lee Lin
Title: Founder & Chief Executive Officer

TENET MEDICINES, INC.

By:	/s/ Stephen Thomas
Name: Stephen Thomas
Title: Chief Executive Officer